Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-223033

Prospectus Supplement No. 1

(To Prospectus dated April 28, 2018)

ALTA MESA RESOURCES, INC.

34,500,000 Shares of Class A Common Stock Issuable upon Exercise of

Outstanding Public Warrants

341,740,095 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2018 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-223033). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on May 2, 2018 which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Class A Common Stock and Public Warrants are quoted on The NASDAQ Capital Market under the symbols “AMR” and “AMRWW,” respectively. On May 2, 2018, the closing prices of our Class A Common Stock and Public Warrants were $7.39 and $1.57, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 2, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

Alta Mesa Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38040	81-4433840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

15021 Katy Freeway, Suite 400

Houston, Texas 77094

(Address of principal executive offices, including zip code)

281-530-0991

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On April 27, 2018, the Audit Committee of the Board of Directors of Alta Mesa Resources, Inc. (the “Company”) approved the engagement of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018. BDO has informed the Company that it completed the prospective client evaluation process and was engaged on April 27, 2018. In connection with the selection of BDO, also on April 27, 2018, the Audit Committee informed WithumSmith+Brown, PC (“Withum”) that it was dismissed as the Company’s independent registered public accounting firm as of the date thereof. The Audit Committee made its decision in connection with the Company’s acquisition of Alta Mesa Holdings, LP (“Alta Mesa”) and Kingfisher Midstream, LLC, on February 9, 2018 (the “Business Combination”). BDO is the independent public accounting firm of Alta Mesa.

Prior to the appointment of BDO, in connection with the Company’s preparation of filings with the Securities and Exchange Commission related to the Business Combination, the Company orally consulted with BDO with respect to the accounting treatment for the Business Combination and related matters and BDO communicated that its view was consistent with that of the Company with respect to these matters.

During the fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through April 27, 2018, the date of Withum’s dismissal, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, had it not been resolved to the satisfaction of Withum, would have caused Withum to make reference thereto in its reports on the financial statements for such periods. During the same periods, there have been no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Withum’s audit reports on the financial statements of the Company as of and for the years ended December 31, 2016 and 2017 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company has provided each of Withum and BDO with a copy of the disclosures in this Form 8-K and has requested that Withum furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the Company’s statements in this Item 4.01. A copy of the letter, dated May 2, 2018, furnished by Withum in response to such request, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated May 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTA MESA RESOURCES, INC.

Date: May 2, 2018	By:	/s/ Michael A. McCabe
	Name:	Michael A. McCabe
	Title:	Chief Financial Officer

Exhibit 16.1

May 2, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Alta Mesa Resources, Inc. included under Item 4.01 of its Form 8-K dated April 27, 2018, and we agree with the statements contained in paragraphs 3 and 4 and the statement made in the 1st paragraph under Item 4.01, in which we were informed of our dismissal on April 27, 2018.

/s/ WithumSmith+Brown, PC

New York, New York

cc:	Ms. Diana J. Walters
Audit Chair
Alta Mesa Resources, Inc.